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EXHIBIT 99.1

Wind River Systems Announces Proposed Offering of
Convertible Subordinated Notes

    ALAMEDA, Calif., December 4, 2001—Wind River Systems, Inc. (Nasdaq:WIND) today announced that it intends to offer $125 million of convertible subordinated notes (plus an additional amount of up to $25 million at the option of the initial purchasers) for sale in a private placement, subject to market and other conditions. The offering will be made to the initial purchasers pursuant to Regulation D under the Securities Act of 1933. The initial purchasers have informed the company that they will sell or offer the notes only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The offering is expected to close during December 2001.

    The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, payment of existing indebtedness and potential acquisitions. It is expected that the notes, which will be convertible into shares of the company's common stock, will be due in December 2006.

    This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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  EXHIBIT 99.1
Wind River Systems Announces Proposed Offering of Convertible Subordinated Notes